UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 27, 2020

Jufeel International Group
(Exact name of registrant as specified in its charter)

Wyoming	001-38918	82-3002644
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

85 Jinshui East Road 19/F, Tower 3, Yabao

Zhengzhou, Henan Province, PRC

Address of principal executive offices

+86 (371) 53626656

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Item 8.01 Other Events.

On March 4, 2020, pursuant to Section 36 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities and Exchange Commission issued Release No. 34-88318 (the “Order”) granting exemptions to registrants subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act due to circumstances related to the global coronavirus outbreak 2019 (COVID-19).

Jufeel International Group (the “Company” or “Jufeel”) will be relying on the relief by the Order and is furnishing this Current Report on Form 8-K to indicate its reliance on the Order in connection with filing the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Company’s headquarters are located in Zhengzhou, Henan Province, China. Due to the ongoing outbreak of the COVID-19, which was first reported in December 2019 in Wuhan, China, the Chinese government initiated travel restrictions and mandatory quarantines to control the spread of COVID-19 within China.

The subsidiary of Jufeel, Kaifeng Jufeel Biotechnology Co., Ltd, is located in Kaifeng, China. Other subsidiary companies include Hainan Zhongchen Bioengineering Co., Ltd., Changzhou Jufeel PMAS Aloe Biotechnology Co, Ltd, Wuxi Jufeel PMAS Life Technology Co, Ltd, and Suzhou Yihuotong E-business Co, Ltd. All of these companies were closed by the Chinese government and remained closed for up to two months. According to State Council, the annual Spring Festival holiday is from January 24 to January 31, 2020. Since that date COVID-19 patients significantly increased. To prevent the outbreak of the virus, on January 26, 2020, the Chinese government issued a notice to extend the Spring Festival holiday in 2020 until February 2nd. As of March 20, 2020, there are still a few cities in quarantine. Each company in the Jufeel International Group submitted an application for the resumption of work and production in accordance with the regulations of the local government. Approval for the resumption of work was received by Hainan Zhongchen Bioengineering Co., Ltd., Changzhou Jufeel PMAS Aloe Biotechnology Co, Ltd, Wuxi Jufeel PMAS Life Technology Co, Ltd, and Suzhou Yihuotong E-business Co, Ltd. Kaifeng Jufeel Biotechnology Co., Ltd. is expected to resume production in early April.

Due to the impact of the COVID-19 epidemic, Jufeel’s independent registered certified public accountants have been unable to perform any onsite work. Travel from Beijing has been forbidden until the end of March 2020. We have discussed the resumption of audit procedures with our auditors and they have indicated the audit could be completed by the end of the April. Of course, this is dependent on customers and supplier’s ability to cooperate with certain audit procedures. The company expects to file its Annual Report on Form 10-K on or about May 15, 2020.

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In light of the current COVID-19 pandemic, the Company will be including the following Risk Factor in its Annual Report:

We are subject to risks associated with public health crises and epidemics/pandemics, such as the novel strain of coronavirus that recently originated in China.

Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such as the novel strain of coronavirus that recently originated in China (COVID-19). COVID-19 may have an adverse impact on our operations, supply chains and distribution systems and increase our expenses, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. Due to these impacts and measures, we may experience significant and unpredictable reductions or increases in demand for certain of our products.

Each company in the Jufeel International Group submitted an application for the resumption of work and production in accordance with the regulations of the local government. Approval for the resumption of work was received by Hainan Zhongchen Bioengineering Co., Ltd., Changzhou Jufeel PMAS Aloe Biotechnology Co, Ltd, Wuxi Jufeel PMAS Life Technology Co, Ltd, and Suzhou Yihuotong E-business Co, Ltd. Kaifeng Jufeel Biotechnology Co., Ltd. is expected to resume production in early April subject to ongoing developments with COVID-19 and its global economic effect.

In addition to existing travel restrictions, countries have closed borders, imposed prolonged quarantines, and further restricted travel, which may significantly impact the ability of our employees to get to their places of work to produce products, or may significantly hamper our products from moving through the supply chain. As a result, while we have not been able to accurately measure the financial impact on us to date, given the rapid and evolving nature of the virus, COVID-19 could negatively affect our sales, and it is uncertain how COVID-19 will affect our global operations generally if these impacts persist or exacerbate over an extended period of time. Any of these impacts could have a material adverse effect on our business, financial condition and results of operations.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Letter from Yu Certified Public Accountant, P.C.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of March 2020.

Jufeel International Group

By:	/s/ Marc Palker
Marc Palker, Chief Financial Officer

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